Exhibit 99.1

	Contact: Trans World Entertainment Ed Sapienza Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle Albany, NY 12203

www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER RESULTS

Albany, NY, August 29, 2019-- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its second quarter ended August 3, 2019.

“In the etailz segment, we saw the benefits of the performance improvement initiatives implemented in the Fourth Quarter of 2018, highlighted by improved gross margins, lower SG&A expenses and improved supply chain efficiency. This serves as a great foundation for our new etailz CEO, Kunal Chopra,” Trans World Entertainment CEO Mike Feurer stated. “We look forward to Kunal capitalizing upon etailz’s position and opportunity as a proven leader in marketplace selling, service and expertise. As a result of these etailz initiatives and disciplined inventory management in the fye segment, we were able to reduce cash used in operations by approximately $18 million for the first twenty-six weeks as compared to the first twenty-six weeks of last year.” continued Mr. Feurer. “In the fye segment, a 9.6% increase in our lifestyle categories demonstrates the continued positive customer response to our engaging, exclusive merchandise.” concluded Mr. Feurer.

Second Quarter Overview - Consolidated

•	Total revenue decreased 25.6% to $76.0 million compared to $102.2 million in the second quarter of fiscal 2018.

•	Net loss was $8.1 million, or $4.48 per share, for the 13 weeks ended August 3, 2019, compared to a net loss of $9.5 million, or $5.23 per share, for the same period last year (see note 1).

•	Loss from operations was $7.4 million compared to an operating loss of $9.4 million for the second quarter of fiscal 2018.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $6.4 million compared to a loss of $6.0 million for the second quarter of fiscal 2018 (see note 2).

Twenty-six weeks ended August 3, 2019 Overview – Consolidated

•	Total revenue for the twenty-six weeks ended August 3, 2019 decreased 21.4% to $156.2 million, compared to $198.8 million for the same period last year.

•	Net loss was $15.9 million, or $8.77 per share, for the twenty-six weeks ended August 3, 2019, compared to a net loss of $17.7 million, or $9.73 per share, for the same period last year (see note 1).

•	Loss from operations was $15.0 million compared to an operating loss of $17.5 million for the twenty-six weeks ended August 4, 2018.

•	Adjusted EBITDA (a non-GAAP measure) was a loss of $12.9 million compared to a loss of $10.8 million for the second quarter of fiscal 2018 (see note 2).

•	Cash used in operations during the first twenty–six weeks of fiscal 2019 was $15.0 million compared to $32.9 million for the same period last year.

•	Cash, cash equivalents and restricted cash as of August 3, 2019 was $9.9 million, compared to $14.7 million as of August 4, 2018.

•	Borrowings under the credit facility at the end of the second quarter were $12.1 million compared to $6.3 million at the end of the second quarter last year. As of August 3, 2019, $16.1 million was available for borrowing.

•	Inventory was $89.8 million at the end of second quarter of 2019 as compared to $114.9 million at the end of the second quarter of 2018.
2

Segment Highlights

	Thirteen Weeks Ended		Twenty-six Weeks Ended
(amounts in thousands)	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Total Revenue
fye	$41,744	$50,545	$86,762	$104,608
etailz	34,260	51,629	69,392	94,169
Total Company	$76,004	$102,174	$156,154	$198,777

Gross Profit
fye	$17,013	$20,634	$34,515	$42,905
etailz	8,103	11,539	15,991	20,956
Total Company	$25,116	$32,173	$50,506	$63,861

SG&A
fye	$23,052	$26,103	$46,082	$52,592
etailz	8,413	12,067	17,368	22,070
Total Company	$31,465	$38,170	$63,450	$74,662
Loss From Operations
fye	$(6,655)	$(6,629)	$(12,755)	$(12,001)
etailz	(746)	(2,760)	(2,287)	(5,547)
Total Company	$(7,401)	$(9,389)	$(15,042)	$(17,548)

Reconciliation of etailz Loss from Operations to etailz Adjusted Loss From Operations
etailz loss from operations	$(746)	$(2,760)	$(2,287)	$(5,547)
Acquisition related amortization expense	286	972	572	1,944
Acquisition related compensation expense, net of contingency benefit	—	1,118	66	2,240
etailz adjusted loss from operations	$(460)	$(670)	$(1,649)	$(1,363)

Second Quarter Overview - etailz

•	Revenue for the second quarter was $34.3 million, compared to $51.6 million for the same period last year. The decline in revenue was due to the vendor rationalization and remediation initiative. Rationalization and remediation activities included terminating unprofitable vendors and improving vendor relationships through negotiations focused on improvements to gross margins and supply chain efficiencies.

•	Gross profit for the second quarter was $8.1 million, or 23.7% of revenue, as compared to $11.5 million, or 22.3% of revenue, for the same period last year.

•	Selling, general and administrative (“SG&A”) expenses for the second quarter were $8.4 million, or 24.6% of revenue, compared to $12.1 million, or 23.4% of revenue, for the same period last year. The decline in SG&A expenses was due to expense reduction initiatives implemented in the fourth quarter of fiscal 2018.

•	etailz loss from operations was $0.8 million for the second quarter versus $2.8 million for the same period last year.
3

•	etailz adjusted loss from operations (a non-GAAP measure) was $0.5 million for the second quarter of fiscal 2019 compared to $0.7 million for the second quarter of fiscal 2018 (see note 2).

Twenty-six weeks ended August 3, 2019 Overview – etailz

•	Revenue for the twenty-six weeks ended August 3, 2019 was $69.4 million compared to $94.2 million for the same period last year. Gross profit for the twenty-six weeks ended August 3, 2019 was $16.0 million, or 23.0% of revenue, compared to $21.0 million, or 22.3% of revenue, for the same period last year.

•	SG&A expenses for the twenty-six weeks ended August 3, 2019 were $17.4 million, or 25.0% of revenue, compared to $22.1 million, or 23.4% of revenue, for the same period last year.

•	etailz adjusted loss from operations (a non-GAAP measure) was $1.6 million for the first half of fiscal 2019 compared to a loss of $1.4 million for the same period last year (see note 2).

Second Quarter Overview - fye

•	For the quarter ended August 3, 2019, revenue decreased 17.4% to $41.7 million, compared to $50.5 million for the same period last year. Comparable store sales were down 1.2% compared to the same quarter last year, as a comparable store sales increase of 9.6% in the lifestyle category offset declines in the media categories. The lifestyle and electronics categories represented 60.3% of revenue for the quarter as compared to 53.9% for the same period last year.

•	Gross profit for the second quarter was $17.0 million, or 40.8% of revenue, compared to $20.6 million, or 40.8% of revenue, for the same period last year.

•	SG&A expenses decreased $3.1 million, or 11.7%, for the second quarter to $23.1 million, or 55.2% of fye revenue, compared to $26.1 million, or 51.6% of fye revenue, for the same period last year. The decline in SG&A expenses was due to fewer stores in operation. The increase in SG&A expenses as a percentage of revenue was due to an increase in outside consulting and professional fees.

•	The fye segment recorded an operating loss of $6.7 million for the 13 weeks ended August 3, 2019, compared to an operating loss of $6.6 million for same period last year.

•	As of August 3, 2019, fye segment inventory was $61 per square foot as compared to $62 per square foot as of August 4, 2018.

Twenty-six weeks ended August 3, 2019 Overview – fye

•	For the twenty-six weeks ended August 3, 2019, revenue decreased 17.1% to $86.8 million, compared to $104.6 million for the same period last year.
4

•	Gross profit for the twenty-six weeks ended August 3, 2019 was $34.5 million, or 39.8% of revenue, compared to $42.9 million, or 41.0% of revenue, for the same period last year.

•	For the twenty-six weeks ended August 3, 2019, SG&A expenses decreased $6.5 million, or 12.4%, to $46.1 million compared to $52.6 million in the comparable period last year. As a percentage of revenue, SG&A expenses were 53.1% versus 50.3% for the same period last year. The decline in SG&A expenses was due to fewer stores in operation.

•	The fye segment recorded an operating loss of $12.8 million for the twenty-six weeks ended August 3, 2019, compared to an operating loss of $12.0 million for same period last year.

Trans World will host a teleconference call Thursday, August 29, 2019, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

5

TRANS WORLD ENTERTAINMENT CORPORATION

Condensed Consolidated Financial Results

STATEMENTS OF OPERATIONS:

(in thousands, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended
	August 3,	% to	August 4,	% to	August 3,	% to	August 4,	% to
	2019	Revenue	2018	Revenue	2019	Revenue	2018	Revenue

Net sales	$75,152		$101,039		$154,508		$196,271
Other revenue	852		1,135		1,646		2,506
Total revenue	$76,004		$102,174		$156,154		$198,777

Cost of sales	50,888	67.0%	70,001	68.5%	105,648	67.7%	134,916	67.9%
Gross profit	25,116	33.0%	32,173	31.5%	50,506	32.3%	63,861	32.1%

Selling, general and administrative expenses	31,465	41.4%	38,170	37.4%	63,450	40.6%	74,662	37.6%
Acquisition related compensation expenses	—	0.0%	1,118	1.1%	66	0.0%	2,240	1.1%
Depreciation and amortization expenses	1,052	1.3%	2,274	2.2%	2,032	1.3%	4,507	2.3%
Loss from operations	(7,401)	-9.7%	(9,389)	-9.2%	(15,042)	-9.6%	(17,548)	-8.8%

Interest expense	194	0.3%	103	0.1%	326	0.2%	166	0.1%
Other loss (income)	462	0.6%	(49)	0.0%	419	0.3%	(128)	-0.1%

Loss before income taxes	(8,057)	-10.6%	(9,443)	-9.2%	(15,787)	-10.1%	(17,586)	-8.8%
Income tax expense	71	0.1%	67	0.1%	143	0.1%	71	0.0%

Net loss	$(8,128)	-10.7%	$(9,510)	-9.3%	$(15,930)	-10.2%	$(17,657)	-8.9%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(4.48)		$(5.23)		$(8.77)		$(9.73)

Weighted average number of common shares outstanding - basic and diluted	1,816		1,818		1,816		1,815

Diluted Income per common share:
SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)					August 3, 2019		August 4, 2018

Cash, cash equivalents, and restricted cash					$9,930		$14,740
Merchandise inventory					89,785		114,920
Fixed assets (net)					7,605		12,648
Accounts payable					29,065		34,200
Borrowings under line of credit					12,086		6,341
Cash used in operations					14,962		32,944
Stores in operation, end of period					206		241
6

Notes:

1.	Reverse Stock Split:

As previously reported, effective August 15th, 2019, the Company effected a 1-20 reverse stock split of its common stock. All share and earnings per share information have been retroactively adjusted to reflect this reverse stock split.

2.	Reconciliation of net loss to adjusted EBITDA:

Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense; (ii) other (loss) income, which includes the write-down of an investment; (iii) interest expense; (iv) depreciation expense; (v) acquisition related amortization expense; and (vi) acquisition related compensation expense, which includes retention bonuses and restricted stock. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 3,	August 4,	August 3,	August 4,
(amounts in thousands)	2019	2018	2019	2018

Net loss	$(8,128)	$(9,510)	$(15,930)	$(17,657)
Income tax expense	71	67	143	71
Other loss (income)	462	(49)	419	(128)
Interest expense	194	103	326	166
Operating loss	(7,401)	(9,389)	(15,042)	(17,548)
Depreciation expense	766	1,302	1,460	2,563
Acquisition related amortization expense	286	972	572	1,944
Acquisition related compensation expense, net of contingency adjustment	—	1,118	66	2,240
Adjusted EBITDA	$(6,349)	$(5,997)	$(12,944)	$(10,801)

The Company believes that etailz adjusted loss from operations, per the segment disclosure, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. This measure is not a recognized measure of financial performance under GAAP in the United States, and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP.

Trans World Entertainment is a leading multi-channel retailer, blending a 40-year history of entertainment retail experience with digital marketplace expertise. Our brands seamlessly connect

7

customers with the most comprehensive selection of music, movies, and pop culture products on the channel of their choice. For over 40 years, the Company has operated as a leading specialty retailer of entertainment and pop culture merchandise with stores in the United States and Puerto Rico, primarily under the name fye, for your entertainment, and on the web at www.fye.com and www.secondspin.com. In October 2016, the Company acquired etailz, Inc., a leading digital marketplace expert retailer, operating both domestically and internationally. etailz uses a data driven approach to digital marketplace retailing utilizing proprietary software and ecommerce insight coupled with a direct customer relationship engagement to identify new distributors and wholesalers, isolate emerging product trends, and optimize price positioning and inventory purchase decisions. Trans World Entertainment, which established itself as a public company in 1986, is traded on the Nasdaq National Market under the symbol “TWMC”.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

8